EXHIBIT 99.1

NanoViricides Reports that its Director Dr. Milton Boniuk, a Director, Has Invested $5M into the Company in a Convertible Debenture

WEST HAVEN, Conn., Jul 02, 2014 (BUSINESS WIRE) -- NanoViricides, Inc. (NYSE MKT: NNVC) (the “Company”) reported today that Milton Boniuk, MD, the Caroline F. Elles Chair Professor of Ophthalmology at Baylor College of Medicine, and a Director of the Company, has invested $5M in the Company in the form of a convertible debenture (the “Debenture”).

Dr. Boniuk said that his confidence in the Company has only continued to grow as he sees the Company’s management and execution now from a closer perspective, in his role as a Director.

Professor Boniuk has also invested in the Company in earlier rounds of financing. The new financing brings the total financing provided by him to $12 Million to date. These investments were made both personally as well as from his charitable foundation and other interests. Professor Boniuk joined the Company’s Board as an independent director in May 2013, at the request of the Company’s executives.

“My belief that the Company’s potential is nothing short of amazing has only become stronger as I become more familiar with the Company’s technology, programs, and achievements,” said Dr. Boniuk when asked about his continuing investments into the Company.

The Debenture is convertible into the Company’s Common Stock at $5.25 per share upon maturity or earlier at the investor’s option. Until conversion, the debenture carries an interest at the rate of 10% per annum, payable in cash, with the first year’s interest deferred and divided evenly into the remaining three years. In addition, the Company issued 187,000 shares of its extremely restricted Series A Preferred stock to Dr. Boniuk, as initial interest, at the closing yesterday, on July 1. The Series A stock is not convertible into common stock, is not tradable, and does not carry any dividend rights, or any other financial effects, except in certain limited circumstances.

In other news, the Company reports that NNVC was added as a member of the U.S. small-cap Russell 2000 Index after the equity markets closed on June 27, when Russell Investments reconstituted its comprehensive family of global indexes. Membership in the Russell 2000, which remains in place for one year, is based on membership in the broad-market Russell 3000 Index. The stock was also added systematically to the appropriate growth and value indexes.

The Company believes that this addition of NNVC shares to the Russell Indexes is very significant in that it will provide the Company with much greater visibility in the institutional investments sector.

NanoViricides Pipeline

NanoViricides is developing broad-spectrum anti-influenza drugs as part of its rich drug pipeline. The Company believes that its FluCide(TM) drug candidates will be effective against most if not all influenza viruses, including the H7N9 bird flu, H3N2 or H1N1 epidemic viruses, H5N1 bird flu, seasonal influenzas, as well as novel influenza viruses. This is because FluCide is based on the Company’s biomimetic technology, mimicking the natural sialic acid receptors for the influenza virus on the surface of a nanoviricide(R) polymeric micelle. It is important to note that all influenza viruses bind to the sialic acid receptors, even if they rapidly mutate. The FluCide drug candidates have already shown strong effectiveness against H1N1 and H3N2 influenza viruses in highly lethal animal models. The injectable FluCide drug candidates have shown 1,000X greater viral load reduction as compared to oseltamivir (Tamiflu(R)), the current standard of care, in a highly lethal influenza infection animal model. The Company believes that these animal model results should translate readily into humans.

NanoViricides is also developing an oral drug candidate against influenza, that may be the first orally available nanomedicine. This oral version of FluCide was also found to be dramatically more effective than oseltamivir (Tamiflu(R)) in a highly lethal influenza virus infection animal model.

In addition, NanoViricides is developing drugs against Dengue, HIV/AIDS, Herpes, and Ocular Viral Diseases that have shown strong effectiveness in relevant animal and/or cell culture models.

About NanoViricides:

NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for viral therapy. The Company’s novel nanoviricide(R) class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. The Company is developing drugs against a number of viral diseases including H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others.

This press release contains forward-looking statements that reflect the Company’s current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company’s expectations include, but are not limited to, those factors that are disclosed under the heading “Risk Factors” and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in pre-clinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products. FDA refers to US Food and Drug Administration. EMA refers to the European Union’s office of European Medical Agency.

http://cts.businesswire.com/ct/CT?id=bwnews&sty=20140702005407r1&sid=cmtx6&distro=nx

SOURCE: NanoViricides, Inc.

CONTACT:

NanoViricides, Inc. Amanda Schuon, 310-550-7200 info@nanoviricides.com